Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carolina Bank Holdings, Inc. and Subsidiary

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-60750, 333-105765, 333-146396 and 333-165152) of Carolina Bank Holdings, Inc. and Subsidiary of our report dated March 9, 2012, related to the audits of the consolidated financial statements of Carolina Bank Holdings, Inc. and Subsidiary as of December 31, 2011 and 2010, for each of the years in the two-year period ended December 31, 2011, which report is included in the December 31, 2011 Annual Report on Form 10-K of Carolina Bank Holdings, Inc. and Subsidiary.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina
March 22, 2012